EXHIBIT 23.3

CONSENT OF MOORES ROWLAND MAZARS

Our ref.: EK/AN/C672/ABA1

December 20, 2006

The Board of Directors
China World Trade Corporation
3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guanghzhou, People’s Republic of China

Re: China World Trade Corporation - Form S-8

Dear Sir/Madam,

We have issued our report dated April 14, 2005 on the consolidated balance sheet of China World Trade Corporation and its subsidiaries as of December 31, 2004 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2004 and September 30, 2003, which is incorporated by reference in this Form S-8 Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and the reference of our firm under the heading “Experts”.

Sincerely,

/s/ Moores Rowland Mazars
Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong